Exhibit 10.2
[DATE]
[Eligible Director]
Dear                     :
This will confirm that, in accordance with the Restated Directors Stock Plan (the “Plan”) of The Talbots, Inc. (the “Company”), you have been granted an Option for                      shares of Talbots common stock effective                      ___, ___ (“Grant Date”).
Details of Option Grant
The exercise price for each share of common stock subject to this Option is $                     per share, which was the closing price of the common stock on the Grant Date as reported by the New York Stock Exchange.
This Option shall vest for 100% of the shares covered by this Option on                      ___, ___, which is the last business day of the Company’s ___ fiscal year. Vesting of all or a portion of the shares covered by this Option may occur earlier under the terms included below. This Option may be exercised only to the extent the Option is vested and exercisable. The Option will expire ten (10) years from the Grant Date. This Option is subject to all of the terms of the Plan.
Performance Accelerated Vesting
To the extent not earlier vested, this Option shall vest, in increments, based on the achievement, over a period of 15 trading days during any 20-consecutive trading day period, of a Closing Price on the Company’s common stock equaling or exceeding the applicable threshold amounts set forth below:

Vesting Percentage	Stock Price Threshold

[Insert Vesting Percentage]	$[Insert Stock Price]
[Insert Vesting Percentage]	$[Insert Stock Price]
[Insert Vesting Percentage]	$[Insert Stock Price]
“Closing Price” means the closing price of Talbots common stock reported by the NYSE or the principal securities exchange on which Talbots common stock is then listed or traded.
In the event of any stock split, stock dividend, split-up, spin-off, recapitalization, merger, consolidation, reorganization, or other similar extraordinary corporate event, the Board of Directors will equitably adjust the above Stock Price Thresholds to the extent (if any) the Board determines that the adjustment is necessary or advisable to preserve the intended incentive and benefit set forth above.
Vesting Upon Cessation of Board Membership
Upon your retirement, death, or any other cessation of your Board service for any reason (other than for cause, or your unilateral decision to resign from the Board), any unvested shares of Talbots common stock subject to the Option shall continue to vest and become exercisable following such retirement, death or other cessation of Board service at the same time or times as such option shares would otherwise have vested hereunder had such Board service continued. Upon a termination of Board service for cause or such unilateral resignation, the Option as to any unvested shares will automatically expire as of the effective date of the cessation of Board service.
Exercise Period Upon Cessation of Board Membership
Upon your retirement, death or other cessation of your Board service for any reason (other than for cause), this Option will continue to be exercisable with all vested shares and any shares which subsequently become vested in accordance with the terms of this Option, (i) for a period of three (3) years following the effective date of your cessation of Board service or (ii) ninety (90) days following the vesting date of those particular option shares which vest following cessation of Board service, whichever period is greater. In no event, however, shall this Option be exercisable after ten (10) years from the Grant Date.
Upon the cessation of Board service for cause, the exercise period for all vested shares will continue for 90 days following the effective date of such cessation of Board service.
Vesting Upon a Change in Control Event
This Option, to the extent then outstanding and unvested, shall immediately vest upon a Change in Control Event (as such term is defined in the Company’s 2003 Executive Stock Based Incentive Plan).
Sincerely,

THE TALBOTS, INC.
By:
Richard T. O’Connell, Jr.
Secretary, Board of Directors